EXHIBIT A

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of MSC.Software Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of July 25, 2005.

MSD CAPITAL, L.P.
By: MSD Capital Management LLC, its general partner

By:	/s/ Marc R. Lisker
Marc R. Lisker
General Counsel

MSD TORCHLIGHT, L.P.
By: MSD Capital, L.P., its general partner

By:	/s/ Marc R. Lisker
Marc R. Lisker
General Counsel